Exhibit 4.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE COMPANY OF A WRITTEN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY THAT THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED,  OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

JUMA TECHNOLOGY CORP.

10% Convertible Bridge Note

Date: February 9, 2009
$1,500,000

For value received, JUMA TECHNOLOGY CORP., a Delaware corporation (the “Company”), and NECTAR SERVICES CORP., a Delaware corporation (“Nectar”, and together with the Company, the “Makers”), hereby promise to pay to the order of Vision Opportunity Master Fund, Ltd. (together with its successors, representatives, and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of one million five hundred thousand ($1,500,000) dollars, together with interest thereon.  The Makers are issuing this 10% convertible bridge note (the “Note”) to the Holder pursuant to the Purchase Agreement (as defined in Section 1.1 hereof).  Any other 10% convertible bridge notes issued pursuant to the Purchase Agreement shall hereinafter be referred to as the “Other Notes” and such Holders as the “Other Holders”, collectively, this Note and the Other Notes are referred to as the “Notes.”

All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder as set forth in the Purchase Agreement or at such other place as the Holder may designate from time to time in writing to the Makers or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A.  The outstanding principal balance of this Note shall be due and payable on the one-year anniversary of the Issuance Date (the “Maturity Date”) or at such earlier time as provided herein.

ARTICLE I

Section 1.1     Purchase Agreement.  This Note has been executed and delivered pursuant to the Note and Warrant Purchase Agreement dated as of February 9, 2009 (the “Purchase Agreement”) by and among the Makers and the purchasers listed therein.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

Section 1.2     Interest.  Beginning on the issuance date of this Note (the “Issuance Date”), the outstanding principal balance of this Note shall bear interest (“Interest”), in arrears, at a rate per annum equal to ten percent (10%), payable quarterly commencing on March 31, 2009 and on the last business day of each June, September, December and March thereafter so long as any principal amount evidenced by this Note remains outstanding.  Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing on the Issuance Date.  Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), then to the extent permitted by law, the Makers will pay interest in cash to the Holder, payable on demand, on the outstanding principal balance of this Note from the date of the Event of Default through the date of payment at a new rate of the lesser of twelve percent (12%) and the maximum applicable legal rate per annum (the “Default Rate”).

Section 1.3     Cash or Stock.  At the option of the Makers, Interest may be paid in cash or registered shares of Common Stock.  Upon the payment of Interest in registered shares of Common Stock, the number of shares of Common Stock to be issued to the Holder shall be an amount equal to the quotient of (x) the Interest payment due divided by (y) eighty-five percent (85%) of the average of the VWAP (as defined below) of the closing trading price for the ten (10) trading days immediately preceding the date the Interest payment is due.  For purposes hereof, “VWAP” shall mean, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (“Bloomberg”) (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Makers.

Section 1.4     Ranking and Covenants.

(a)           Other than such indebtedness existing as of the Issuance Date, the Makers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, that is senior in any respect to the Makers’ obligations under the Notes, and the Makers will not, and will not permit any Subsidiary to, directly or indirectly, incur any Lien on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, except for indebtedness with respect to capital leases incurred in the ordinary course of business.

(b)           So long as any Notes are outstanding, none of the Makers nor any Subsidiary shall, directly or indirectly, (i) redeem, purchase or otherwise acquire any of the Company’s capital stock or set aside any monies for such a redemption, purchase or other acquisition or (ii) issue any Options or Convertible Securities with an exercise price or a conversion price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock.

Section 1.5     Payment on Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

Section 1.6     Transfer.  This Note may be transferred or sold, subject to the provisions of Section 4.8 of this Note, or pledged, hypothecated or otherwise granted as security by the Holder.

Section 1.7     Replacement.  Upon receipt of a duly executed and notarized written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a standard indemnity reasonably satisfactory to the Makers, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Makers shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

ARTICLE II

EVENTS OF DEFAULT;  REMEDIES

Section 2.1     Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a)           the Makers shall fail to make any principal or interest payments due under this Note on the date such payments are due and such default is not fully cured within ten (10) business days after the occurrence thereof; or

(b)           Intentionally Omitted; or

(c)           the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed or quoted on at least one of the OTC Bulletin Board, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or The New York Stock Exchange, Inc. for a period of ten (10) consecutive Trading Days; or

(d)           the Company’s notice to the Holder, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 3.8(a) hereof) or its intention not to comply with proper requests for conversion of this Note into shares of Common Stock; or

(e)           either (i) the Makers shall fail to timely deliver the shares of Common Stock upon an Optional Conversion of the Note, or (ii) the Makers shall fail to make the payment of any fees and/or liquidated damages under this Note or the Purchase Agreement, which failure is not remedied within ten (10) business days after the occurrence thereof; or

(f)           Intentionally Omitted; or

(g)           default shall be made in the performance or observance of (i) any covenant, condition or agreement contained in this Note and such default is not fully cured within ten (10) business days after the Holder delivers written notice to the Makers of the occurrence thereof or (ii) any covenant, condition or agreement contained in the Purchase Agreement, the Other Notes, the Warrants or any other Transaction Document which is not covered by any other provisions of this Section 2.1 and such default is not fully cured within ten (10) business days after the Holder delivers written notice to the Makers of the occurrence thereof;  or

(h)           any material representation or warranty made by either of the Makers herein or in the Purchase Agreement, the Other Notes, the Warrants or any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made and the Holder delivers written notice to the Makers of the occurrence thereof; or

(i)           either of the Makers shall after the Issuance Date (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness (other than the indebtedness hereunder) the aggregate principal amount of which indebtedness is in excess of $100,000 or (B) default in the observance or performance of any other agreement or condition relating to any indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such indebtedness to become due prior to its stated maturity; or

(j)           either of the Makers shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), or (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or

(k)           a proceeding or case shall be commenced in respect of either of the Makers, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with its liquidation or dissolution or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against either of the Makers or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to either of the Makers and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days; or

(l)           the failure of the Company to instruct its transfer agent to remove any legends from shares of Common Stock eligible to be sold under Rule 144 of the Securities Act and issue such unlegended certificates to the Holder within five (5) business days of the Holder’s request so long as the Holder has provided reasonable assurances to the Company, and based thereon the Company has determined, that such shares of Common Stock can be sold pursuant to Rule 144; or

(m)           the failure of either of the Makers to pay any other amounts due to the Holder herein or any other Transaction Document within ten (10) business days of the date such payments are due and such default is not fully cured within ten (10) business days after the Holder delivers written notice to the Maker of the occurrence thereof; or

(n)           the occurrence of an event of default under any other Transaction Document.

Section 2.2     Remedies Upon An Event of Default.  If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Makers; provided, however, that upon the occurrence of an Event of Default described in Sections 2.1(j) or (k), the outstanding principal balance and accrued interest hereunder shall be automatically due and payable, (b) demand that the principal amount of this Note then outstanding shall be converted into shares of Common Stock at a Conversion Price per share calculated pursuant to Section 3.1 hereof assuming that the date that the Event of Default occurs is the Optional Conversion Date (as defined in Section 3.1 hereof), or (c) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Purchase Agreement or applicable law.  No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE III

CONVERSION; ANTIDILUTION; PREPAYMENT; COVENANTS

Section 3.1     (a) Optional Conversion.  At any time and from time to time on or after the Issuance Date, this Note shall be convertible (in whole or in part), at the option of the Holder (an “Optional Conversion”), into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) that portion of the outstanding principal balance under this Note as of such date that the Holder elects to convert by (y) the Conversion Price (as defined in Section 3.2(a) hereof) then in effect  (the “Optional Conversion Rate”) on the date on which the Holder faxes a notice of conversion (the “Optional Conversion Notice”), duly executed, to the Company (facsimile number (631) 270-1105, Attn.: Chief Executive Officer) (an “Optional Conversion Date”); provided, however, that the Conversion Price shall be subject to adjustment as described in Section 3.6 of this Note.  The Holder shall deliver this Note to the Company at the address designated in the Purchase Agreement as soon as practicable after such time that this Note is fully converted.  With respect to partial conversions of this Note, the Company shall keep and attach hereto written records of the amount of this Note converted as of each Conversion Date.

(b)           Mandatory Conversion. Effective as of the closing (the “Mandatory Conversion Date”) of a Qualified Financing (as defined below), any and all outstanding principal and accrued interest represented by this Note shall automatically (without further act or deed of the Holder or the Company) convert (the “Mandatory Conversion”) into the type of securities of the Company issued by the Company in the Qualified Financing (the “Qualified Financing Stock”) by dividing (x) the outstanding principal balance under this Note as of the Mandatory Conversion Date by (y) a conversion price which shall be equal to the lesser of (i) the price per share at which the Company sells a share of Qualified Financing Stock in the Qualified Financing or (ii) the Conversion Price (as defined in Section 3.2(a)).  A “Qualified Financing” shall occur when both (1) a sale by the Company of shares of equity of the Company to one or more purchasers generates not less than gross proceeds to the Company of $2,000,000 closing within one hundred twenty (120) days of the Issuance Date, and (2) the investors in such Qualified Financing are issued either convertible preferred stock or fixed price convertible notes of the Company. The Company shall cause notice of the Mandatory Conversion (the “Mandatory Conversion Notice”) to be mailed to the Holder, at such Holder’s address, at least ten (10) days prior to the Mandatory Conversion Date.  On or before the Mandatory Conversion Date, the Holder shall surrender this Note at the place designated in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Qualified Financing Stock which shall be issuable on such conversion shall be issued. Notwithstanding the foregoing provisions of this Section 3.1(b), the Holder may convert any portion of this Note pursuant to Section 3.1(a) on or prior to the date immediately preceding the date of such Mandatory Conversion.

Section 3.2     Conversion Price.

(a)           The term “Conversion Price” shall mean $0.25, subject to adjustment under Section 3.6 hereof.

(b)           The term “Conversion Shares” shall mean such shares of Common Stock issuable upon an Optional Conversion of this Note. The term “Conversion Securities” shall mean such securities of the Company issuable upon a Mandatory Conversion of this Note in connection with the occurrence of a Qualified Financing.

(c)           Notwithstanding any of the foregoing to the contrary, if during any period (a “Black-out Period”), the Holder is unable to trade any Common Stock issued or issuable upon an Optional Conversion of this Note immediately due to the postponement of filing or delay or suspension of effectiveness of the Registration Statement or because the Company has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock, such Holder shall have the option but not the obligation on any Optional Conversion Date within ten (10) Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Optional Conversion Date or any Conversion Price selected by the Holder that would have been applicable had such Optional Conversion Date been at any earlier time during the Black-out Period or within the ten (10) Trading Days thereafter.  In no event shall the Black-out Period have any effect on the Maturity Date of this Note.

Section 3.3     Mechanics of Conversion.

(a)           Not later than three (3) Trading Days after any Optional Conversion Date or the Mandatory Conversion Date, as the case may be (the “Delivery Date”), the Company or its designated transfer agent, as applicable, shall issue and deliver to (i) the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Optional Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (ii) to the Holder, the Conversion Securities as specified in the Mandatory Conversion Notice.  Notwithstanding the foregoing, in the alternative, not later than the Delivery Date, the Company shall deliver to the Holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 5.1 of the Purchase Agreement and/or the related documentation of the Qualified Financing, as the case may be) representing the number of Conversion Shares or Conversion Securities, as the case may be, being acquired upon the conversion of this Note.  If in the case of any Optional Conversion such DWAC transfer or certificate or certificates are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such Optional Conversion, in which event the Company shall immediately return this Note tendered for Optional Conversion, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 3.3(b) and (c) shall be payable through the date notice of rescission is given to the Maker.

(b)           The Company understands that a delay in the delivery of the Conversion Shares or the Conversion Securities beyond the Delivery Date could result in economic loss to the Holder.  If the Company fails to deliver to the Holder such shares via DWAC or a certificate or certificates, as applicable, pursuant to this Section 3.3(b) by the Delivery Date, the Makers shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered, as the case may be, together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of (A) (i) 1% of the aggregate principal amount of the Notes requested or required to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate principal amount of the Notes requested or required to be converted for each Trading Day thereafter and (B) $5,000 per day (which amount shall be paid as liquidated damages and not as a penalty).  Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver certificates representing the Conversion Shares or the Conversion Securities (as the case may be) within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).  Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw an Optional Conversion Notice, and upon such withdrawal the Makers shall only be obligated to pay the liquidated damages accrued in accordance with this Section 3.3(b) through the date the Optional Conversion Notice is withdrawn.

(c)           In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon an Optional Conversion of this Note on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon an Optional Conversion of this Note which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Makers shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon an Optional Conversion of this Note that the Company was required to deliver to the Holder in connection with the Optional Conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such Optional Conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with the Optional Conversion and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Optional Conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Makers shall be required to pay the Holder $1,000. The Holder shall provide the Makers written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Makers.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

Section 3.4     Ownership Cap and Certain Conversion Restriction.  Notwithstanding anything to the contrary set forth in Section 3 of this Note, at no time may the Holder convert all or a portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder and its affiliates at such time, the number of shares of Common Stock which would result in the Holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder of this Note providing the Company with sixty-one (61) days notice (pursuant to Section 4.1 hereof) (the “Waiver Notice”) that such Holder would like to waive this Section 3.4 with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 3.4 will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice; provided, further, that during the sixty-one (61) day period prior to the Maturity Date of this Note the Holder may waive this Section 3.4 upon providing the Waiver Notice at any time during such sixty-one (61) day period; and provided, further, that any Waiver Notice during the sixty-one (61) day period prior to the Maturity Date will not be effective until the Maturity Date.

Section 3.5     Intentionally Omitted.

Section 3.6     Adjustment of Conversion Price.

(a)           The Conversion Price shall be subject to adjustment from time to time as follows:

(i)           Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased.  If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.  Any adjustments under this Section 3.6(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)          Adjustments for Certain Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

(1)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)           Adjustment for Other Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 3.6(a)(iii) with respect to the rights of the holders of this Note and the Other Notes; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted to the Conversion Price in effect immediately prior to such adjustment until the time of actual payment of such dividends or distributions.

(iv)           Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.6(a)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.6(a)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)          Adjustments for Reorganization, Merger, Consolidation or Sales of Assets.  If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 3.6(a)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 3.6(a)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities of the Company prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change, (A) if the surviving entity in any such Organic Change is a public company that is registered pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its common stock is listed or quoted on a national exchange or the OTC Bulletin Board, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price) so that the Holder shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation as it would have received as a result of such Organic Change if it had converted this Note into Common Stock immediately prior to such Organic Change, and (B) if the surviving entity in any such Organic Change is not a public company that is registered pursuant to the Exchange Act, or its common stock is not listed or quoted on a national exchange or the OTC Bulletin Board, the Holder shall have the right to demand prepayment pursuant to Section 3.7(b) hereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.6(a)(v) with respect to the rights of the Holder after the Organic Change to the end that the provisions of this Section 3.6(a)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)         Adjustments for Issuance of Additional Shares of Common Stock.

(1)           In the event the Company shall, at any time within one (1) year following the Issuance Date (the “Full Ratchet Period”), issue or sell any additional shares of common stock (otherwise than as provided  in the foregoing subsections (i) through (v) of this Section 3.6(a) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date) (“Additional Shares of Common Stock”), at a price per share less than the Conversion Price then in effect or without consideration (the “New Conversion Price”), then the Conversion Price upon each such issuance shall be reduced to an amount equal to such New Conversion Price.

(2)           The provisions of paragraph (1) of this Section 3.6(a)(vi) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 3.6(a)(vii).  No adjustment of the number of shares of Common Stock for which this Note shall be convertible shall be made under paragraph (1) of this Section 3.6(a)(vi) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents pursuant to Section 3.6(a)(vii).

(vii)                     Issuance of Common Stock Equivalents.  In the event the Company shall at any time within the Full Ratchet Period issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Notes, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the “Common Stock Equivalents”) and the aggregate price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock  Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the “Aggregate Per Common Share Price”) shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Common Share Price be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (vi) of this Section 3.6(a) on the basis that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (B) the date of actual issuance of such Common Stock Equivalent.  No adjustment of the applicable Conversion Price shall be made under this subsection (vii) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made to the exercise price of such warrants or other subscription or purchase rights therefor, then in effect upon the issuance of such warrants or other subscription or purchase rights therefor pursuant to this subsection (vii).  No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(viii)                      Subsequent Common Stock and Common Stock Equivalents Issues.  In the event the Company, shall, at any time after the Full Ratchet Period, issue or sell any Additional Shares of Common Stock or Common Stock Equivalents (otherwise than as provided in the foregoing subsections of this Section 4), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction: (1) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Conversion Price; and (2) the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.  No adjustment of the number of shares of Common Stock shall be made upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore).

(ix)           Consideration for Stock.  In case any shares of Common Stock or any Common Stock Equivalents shall be issued or sold:

(1)           in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair market value, as determined reasonably and in good faith by the board of directors of the Company (the “Board”), of such portion of the assets and business of the nonsurviving corporation as the Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2)           in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation.  If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Notes, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Notes immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Notes.  In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section 3.6(viii) shall be allocated among such securities and assets as determined in good faith by the Board.

(x)           Adjustment for the Failure of a Qualified Financing.  If the Company does not close a Qualified Financing within one hundred twenty (120) days from the Issuance Date, the Conversion Price of this Note shall be automatically reduced to the lesser of (i) the Conversion Price then in effect and (ii) $0.20.

(b)           Record Date.  In case the Company shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c)           Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price in connection with (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation that do not exceed 25% of the outstanding Common Stock of the Company as of the date of the Purchase Agreement (such percentage subject to adjustment in a manner consistent with the adjustments to the Conversion Price contemplated in Section 3 hereof) and such issuances are determined in the light of the whole transaction to which they are a part to be in the best interests of the Company, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date of the Purchase Agreement or issued pursuant to the Purchase Agreement (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders), (iii) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s stock option plans and employee stock purchase plans that either (x) exist on the date of the Purchase Agreement, or (y) do not exceed fifteen percent (15%) of the outstanding Common Stock of the Company as of the date of the Purchase Agreement (such percentage subject to adjustment in a manner consistent with the adjustments to the Conversion Price contemplated in Section 3 hereof), (iv) securities issued in connection with bona fide strategic license agreements or other partnering agreements so long as such issuances are not for the purpose of raising capital which are approved by a majority of its independent directors and such issuances are determined in the light of the whole transaction to which they are a part to be in the best interests of the Company, and (v) a Qualified Financing.

(d)           No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 3.6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.  In the event a Holder shall elect to convert any Notes as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of said Notes shall have issued and the Company posts a surety bond for the benefit of such Holder in an amount equal to one hundred percent (100%) of the amount of the Notes the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.

(e)           Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 3.6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f)           Issue Taxes.  The Makers shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of securities on conversion of this Note pursuant thereto; provided, however, that the Makers shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(g)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of this Note.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall pay cash equal to the product of the fraction that would evidence such fractional shares multiplied by the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive Trading Days immediately preceding the Conversion Date.   The term “Closing Bid Price” shall mean, on any particular date (i) the last closing bid price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the OTC Bulletin Board or any registered national stock exchange, the last trading price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder and reasonably acceptable to the Company, or (iv) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Company.

(h)           Reservation of Common Stock.  The Company shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, one hundred twenty percent (120%) of such number of shares of Common Stock as shall from time to time be sufficient to effect a full Optional Conversion of this Note.  The Company shall, from time to time in accordance with Delaware law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Company’s obligations under this Section 3.6(h).

(i)           Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of an Optional Conversion of this Note require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 3.7     Prepayment.

(a)           Prepayment Upon an Event of Default.  Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default described in Sections 2.1(b)-(i), (l), (m) and (n) hereof, the Holder shall have the right, at the Holder’s option, to require the Makers to prepay in cash all or a portion of this Note at a price equal to one hundred percent (100%) of the aggregate principal amount of this Note plus all accrued and unpaid interest applicable at the time of such request.  Nothing in this Section 3.7(a) shall limit the Holder’s rights under Section 2.2 hereof.

(b)           Prepayment Option Upon Major Transaction.  In addition to all other rights of the Holder contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), the Holder shall have the right, at the Holder’s option, to require the Makers to prepay in cash all or a portion of this Note at a price equal to one hundred twenty percent (120%) of the aggregate principal amount of this Note plus all accrued and unpaid interest (the “Major Transaction Prepayment Price”).

(c)           Prepayment Option Upon Triggering Event.  In addition to all other rights of the Holder contained herein, after a Triggering Event (as defined below), the Holder shall have the right, at the Holder’s option, to require the Makers to prepay all or a portion of this Note in cash at a price equal to one hundred twenty percent (120%) of the aggregate principal amount of this Note plus all accrued and unpaid interest (the “Triggering Event Prepayment Price,” and, collectively with the Major Transaction Prepayment Price, the “Prepayment Price”).

(d)           Optional Prepayment by Company.  In addition to all other rights of the Company contained herein, at any time after six (6) months from the Issuance Date, the Company shall have the right, solely at the Company’s option, to prepay in cash or registered shares of Common Stock (the “Optional Prepayment”) at a price equal to one hundred ten percent (110%) of the aggregate principal amount of this Note plus all accrued and unpaid interest, if any, thereon to the date of such Optional Prepayment (the “Optional Company Prepayment Price”) by providing written notice of at least thirty (30) calendar days prior to the consummation of the Optional Prepayment via facsimile and overnight courier (“Notice of Optional Prepayment”) to the Holder of this Note and the Other Holders.  All calculations for payment of registered shares of Common Stock shall be made in accordance with Section 1.3 herein. The Company may pay, upon an Optional Prepayment, all accrued and unpaid interest, if any, by issuing the Holders additional Notes with a principal amount equal to the interest then due and payable (a “PIK Note”). The Company shall deliver the applicable Optional Company Prepayment Price to the Holder, within five (5) business days after the date specified in the Notice of Optional Prepayment for the Optional Prepayment.  If the Company shall fail to prepay the Notes (other than pursuant to a dispute as to the arithmetic calculation of the Optional Company Prepayment Price), in addition to any remedy such Holder of the Notes may have under this Note and the Purchase Agreement, the Optional Company Prepayment Price payable in respect of such Notes not prepaid shall bear interest at the Default Rate until paid in full.  Notwithstanding the foregoing in this Section 3.7(d), the Holder may convert any portion of this Note pursuant to Section 3.1(a) on or prior to the date immediate preceding the date of such Optional Prepayment.

(e)           “Major Transaction.”  A “Major Transaction” shall be deemed to have occurred at such time as any of the following events have occurred:

(i)           the consolidation, merger or other business combination of the Company with or into another Person (as defined in Section 4.13 hereof) (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (B) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities); or

(ii)           the sale or transfer of more than fifty percent (50%) of the Company’s assets (based on the fair market value as determined in good faith by the Board) other than inventory in the ordinary course of business in one or a related series of transactions; or

(iii)          closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted; or

(iv)          a change in more than fifty percent (50%) of the current members of the Company’s Board of Directors as of the Issuance Date, except for such changes approved by the Holder of this Note.

(f)          “Triggering Event.”  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)            Intentionally Omitted;

(ii)           the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of the OTC Bulletin Board, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or The New York Stock Exchange, Inc., for a period of ten (10) consecutive Trading Days;

(iii)          the Company’s notice to the Holder or any Other Holders, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 3.8(a) hereof) or its intention not to comply with proper requests for conversion of any Notes into shares of Common Stock; or

(iv)          the Company’s failure to comply with an Optional Conversion Notice tendered in accordance with the provisions of this Note within five (5) Trading Days after the receipt by the Company of the Optional Conversion Notice; or

(v)           the Company deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded; or

(vi)          the Company consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Exchange Act; or

(vii)         either of the Makers breach any representation, warranty, covenant or other term or condition of the Purchase Agreement, this Note or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of a least twenty (20) business days.

(g)           Intentionally Omitted.

(h)           Mechanics of Prepayment at Option of Holder Upon Major Transaction.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but in  no event prior to the public announcement of such Major Transaction, the Makers shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to the Holder of this Note and the Other Holders.  At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time during the ten (10) day period prior to a Major Transaction), the Holder of this Note and the Other Holders of the Other Notes then outstanding may require the Makers to prepay, effective immediately prior to the consummation of such Major Transaction, all or any portion of this Note then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Major Transaction”) to the Makers, which Notice of Prepayment at Option of Holder Upon Major Transaction shall indicate (i) the principal amount of this Note that the Holder is electing to have prepaid and (ii) the applicable Major Transaction Prepayment Price, as calculated pursuant to Section 3.7(b) above.

(i)           Mechanics of Prepayment at Option of Holder Upon Triggering Event.  Within three (3) business days after the occurrence of a Triggering Event, the Makers shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to the Holder and the Other Holders.  At any time after the earlier of the Holder’s receipt of a Notice of Triggering Event and the Holder becoming aware of a Triggering Event, the Holder  of this Note and the Other Holders of the Other Notes then outstanding may require the Makers to prepay all or any portion of this Note then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Triggering Event”) to the Makers, which Notice of Prepayment at Option of Holder Upon Triggering Event shall indicate (i) the amount of the Note that the Holder is electing to have prepaid and (ii) the applicable Triggering Event Prepayment Price, as calculated pursuant to Section 3.7(c) above.  The Holder shall only be permitted to require the Makers to prepay this Note pursuant to Section 3.7 hereof for the greater of a period of ten (10) days after receipt by the Holder of a Notice of Triggering Event or for so long as such Triggering Event is continuing.

(j)           Payment of Prepayment Price.  Upon the Makers’ receipt of a Notice(s) of Prepayment at Option of Holder Upon Triggering Event or a Notice(s) of Prepayment at Option of Holder Upon Major Transaction from the Holder or the Other Holders, the Makers shall notify the Holder or such Other Holders, as the case may be, by facsimile of the Makers’ receipt of such Notice(s) of Prepayment at Option of Holder Upon Triggering Event or Notice(s) of Prepayment at Option of Holder Upon Major Transaction within two (2) business days of the Makers’ receipt of the same and the Holder and each Other Holder which has sent such a notice shall promptly thereafter submit to the Makers this Note (or certificates representing a portion of this Note if the Holder elects not to have all of the outstanding principal and accrued interest hereunder prepaid)  or the Other Notes (or certificates representing a portion of the Other Notes if the Other Holders elect not to have all of the outstanding principal and accrued interest thereunder prepaid) which the Holder or Other Holders, as the case may be, have elected to have prepaid.  The Makers shall deliver the applicable Triggering Event Prepayment Price to the Holder, within five (5) business days after the Makers’ receipt of this Note or the certificates related thereto, as the case may be, and, in the case of a prepayment pursuant to Section 3.7(h), the Makers shall deliver the applicable Major Transaction Prepayment Price immediately prior to the consummation of the Major Transaction; provided that the Holder’s original Note or the Other Holders’ original Other Notes, or the certificates related thereto, shall have been so delivered to the Makers; provided further that if the Makers are unable to prepay all of the Notes to be prepaid, the Makers shall prepay an amount to the Holder and each Other Holder of this Note and the Other Notes being prepaid equal to such holder’s pro-rata amount of all Notes being prepaid.  If the Makers shall fail to prepay all of the Notes submitted for prepayment (other than pursuant to a dispute as to the arithmetic calculation of the Prepayment Price), in addition to any remedy such holder of the Notes may have under this Note and the Purchase Agreement, the applicable Prepayment Price payable in respect of such Notes not prepaid shall bear interest at the Default Rate until paid in full.  Until the Makers pay such unpaid applicable Prepayment Price in full to a holder of the Notes submitted for prepayment, such holder shall have the option (the “Void Optional Prepayment Option”) to, in lieu of prepayment, require the Makers to promptly return to such holder(s) all of the Notes that were submitted for prepayment by such holder(s) under this Section 3.7 and for which the applicable Prepayment Price has not been paid, by sending written notice thereof to the Makers via facsimile (the “Void Optional Prepayment Notice”).  Upon the Makers’ receipt of such Void Optional Prepayment Notice(s) and prior to payment of the full applicable Prepayment Price to such holder, (i) the Notice(s) of Prepayment at Option of Holder Upon Triggering Event or the Notice(s) of Prepayment at Option of Holder Upon Major Transaction, as the case may be, shall be null and void ab initio with respect to those Notes submitted for prepayment and for which the applicable Prepayment Price has not been paid, (ii) the Makers shall immediately return any such Notes submitted to the Makers by each holder for prepayment under this Section 3.7(j) and for which the applicable Prepayment Price has not been paid and (iii) the Conversion Price of such returned Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Void Optional Prepayment Notice(s) is delivered to the Makers and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Prepayment of Option of Holder Upon Major Transaction or the Notice(s) of Prepayment at Option of Holder Upon Triggering Event, as the case may be, is delivered to the Makers and ending on the date on which the Void Optional Prepayment Notice(s) is delivered to the Makers; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.  A holder’s delivery of a Void Optional Prepayment Notice and exercise of its rights following such notice shall not effect the Makers’ obligations to make any payments which have accrued prior to the date of such notice.  Payments provided for in this Section 3.7 shall have priority to payments to other stockholders in connection with a Major Transaction.

Section 3.8     Inability to Fully Convert.

(a)           Holder’s Option if Maker Cannot Fully Convert.  If, upon the Company’s receipt of an Optional Conversion Notice, the Company cannot issue registered shares of Common Stock, for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice or (z) fails to have a sufficient number of registered shares of Common Stock, then the Company shall issue as many shares of registered Common Stock, as it is able to issue in accordance with the Holder’s Optional Conversion Notice and, with respect to the unconverted portion of this Note, the Holder, solely at Holder’s option, can elect to:

(i)           require the Makers to prepay that portion of this Note for which the Company is unable to issue Common Stock in accordance with the Holder’s Optional Conversion Notice (the “Mandatory Prepayment”) at a price per share equal to the Triggering Event Prepayment Price as of such Conversion Date (the “Mandatory Prepayment Price”);

(ii)           require the Company to issue restricted shares of Common Stock, if it is permissible for the Company to do so, in accordance with the Holder’s Optional Conversion Notice;

(iii)           void its Optional Conversion Notice and retain or have returned, as the case may be, this Note (or the portion thereof) that was to be converted pursuant to the Optional Conversion Notice (provided that the Holder’s voiding its Optional Conversion Notice shall not effect the Makers’ obligations to make any payments which have accrued prior to the date of such notice); or

(iv)           exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 3.3(c) of this Note.

 (b)           Mechanics of Fulfilling Holder’s Election.  Upon receipt of a facsimile copy of an Optional Conversion Notice from the Holder which cannot be fully satisfied as described in Section 3.8(a) above, the Company shall within two (2) Trading Days send via facsimile to the Holder a notice of the Company’s inability to fully satisfy the Optional Conversion Notice (the “Inability to Fully Convert Notice”).  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy the Holder’s Optional Conversion Notice, (ii) the amount of this Note which cannot be converted and (iii) the applicable Mandatory Prepayment Price.  The Holder shall notify the Makers of its election pursuant to Section 3.8(a) above by delivering written notice via facsimile to the Makers (“Notice in Response to Inability to Convert”).

(c)           Payment of Prepayment Price.  If the Holder shall elect to have its Note prepaid pursuant to Section 3.8(a)(i) above, the Makers shall pay the Mandatory Prepayment Price to the Holder within thirty (30) days of the Makers’ receipt of the Holder’s Notice in Response to Inability to Convert, provided that prior to the Makers’ receipt of the Holder’s Notice in Response to Inability to Convert the Company has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note.  If the Makers shall fail to pay the applicable Mandatory Prepayment Price to the Holder on the date that is three (3) business days following the Makers’ receipt of the Holder’s Notice in Response to Inability to Convert (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Prepayment Price), in addition to any remedy the Holder may have under this Note and the Purchase Agreement, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full.  Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid, (ii) receive back such Note, and (iii) require that the Conversion Price of such returned Note be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Holder voided the Mandatory Prepayment and (B) the lowest Closing Bid Price during the period beginning on the Optional Conversion Date and ending on the date the Holder voided the Mandatory Prepayment.

(d)           Pro-rata Conversion and Prepayment.  In the event the Company receives an Optional Conversion Notice from the Holder and the Other Holders on the same day and the Company can convert and prepay some, but not all, of this Note pursuant to this Section 3.8, the Company shall convert and prepay from the Holder and each Other Holder electing to have its Other Notes converted and prepaid at such time an amount equal to the Holder or such Other Holder’s pro-rata amount of all the Notes and the Other Notes being converted and prepaid at such time.

Section 3.9     No Rights as Stockholder.  Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any other rights as a stockholder of the Company.

ARTICLE IV

MISCELLANEOUS

Section 4.1     Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile at the address or number designated in the Purchase Agreement (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The Makers will give written notice to the Holder at least ten (10) days prior to the date on which the Company takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up but in no event shall such notice be provided to the Holder prior to such information being made known to the public.  The Makers will also give written notice to the Holder at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place but in no event shall such notice be provided to the Holder prior to such information being made known to the public. The Makers shall promptly notify the Holder of any notices sent or received, or any actions taken with respect to the Other Notes.

Section 4.2     Governing Law; Consent to Jurisdiction. The parties acknowledge and agree that any claim, controversy, dispute or action relating in any way to this agreement or the subject matter of this agreement shall be governed solely by the laws of the State of New York, without regard to any conflict of laws doctrines.  The parties irrevocably consent to being served with legal process issued from the state and federal courts located in New York and irrevocably consent to the exclusive personal jurisdiction of the federal and state courts situated in the State of New York.  The parties irrevocably waive any objections to the personal jurisdiction of these courts.  Said courts shall have sole and exclusive jurisdiction over any and all claims, controversies, disputes and actions which in any way relate to this agreement or the subject matter of this agreement.  The parties also irrevocably waive any objections that these courts constitute an oppressive, unfair, or inconvenient forum and agree not to seek to change venue on these grounds or any other grounds. Nothing in this Section 4.2 shall affect or limit any right to serve process in any other manner permitted by law.

Section 4.3     Headings.  Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 4.4     Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Makers to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Makers (or the performance thereof). Each of the Makers acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore each Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 4.5    Enforcement Expenses.  The Makers agree to pay all costs and expenses of the Holder incurred as a result of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

Section 4.6     Binding Effect.   The obligations of the Makers and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

Section 4.7     Amendments.  This Note may not be modified or amended in any manner except in writing executed by the Makers and the Holder.

Section 4.8     Compliance with Securities Laws.  The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note.  This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE COMPANY OF A WRITTEN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY THAT THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED,  OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.”

Section 4.9     Accredited Investor Status.  In no event may the Holder convert this Note in whole or in part unless the Holder is an “accredited investor” as defined in Regulation D under the Act.

Section 4.10   Parties in Interest.  This Note shall be binding upon, inure to the benefit of and be enforceable by the Makers, the Holder and their respective successors and permitted assigns.

Section 4.11   Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

Section 4.12   Makers’ Waivers.

(a)           Except as otherwise specifically provided herein, the Makers and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Makers liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(b)           THE MAKERS ACKNOWLEDGE THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

Section 4.13   Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Convertible Securities” means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock or Common Stock Equivalents.

“Options” shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities of the Company.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board, or (b) if the Common Stock is not traded on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Makers have caused this Note to be duly executed as of the Issuance Date set out above.

JUMA TECHNOLOGY CORP.

By:	/s/ Anthony M. Servidio
Name: Anthony M. Servidio
Title: Chief Executive Officer

NECTAR SERVICES CORP.

By:	/s/ Anthony M. Servidio
Name: Anthony M. Servidio
Title: Chief Executive Officer

EXHIBIT A

WIRE INSTRUCTIONS

Payee:

Bank:

Address:

Bank No.:

Account No.:

Account Name:

FORM OF

NOTICE OF OPTIONAL CONVERSION INTO SHARES OF COMMON STOCK

(To be Executed by the Registered Holder in
order to Convert the Note into Shares of Common Stock)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No. ___ into shares of Common Stock of JUMA TECHNOLOGY CORP. (the “Company”) according to the conditions hereof, as of the date written below.

Date of Conversion

Applicable Conversion Price

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _________________________

Signature

[Name]

Address: